Item 77O - 10f3 Transactions

LAZARD RETIREMENT SERIES, INC.

SECURITIES PURCHASED DURING AN UNDERWRITING
INVOLVING LAZARD CAPITAL MARKETS LLC SUBJECT TO RULE 10f-3
UNDER THE INVESTMENT COMPANY ACT OF 1940

For the Year Ended December 31, 2007

							              Total Shares
				       Date	 Shares	     Price    Purchased by
Portfolio	    Security	    Purchased   Offered	   Per Share The Portfolio


Lazard Retirement  EnergySolutions,   11/14/07   30,000,000   $23.00    1,400
  Small 		Inc.
  Portfolio

Total		% of Offering
Principal	% of Offering	Purchased by
Purchased by	Purchased by	all Portfolios	Selling
The Portfolio	the Portfolio	(25% Maximum)	Broker

$32,200		0.0047%		0.0833%		Credit Suisse First Boston

Notes:
Purchases by all Portfolios in aggregate may not exceed 25% of the principal amount of the offering.